Exhibit 99.1

Contact:                 Robert Mercer
DIRECTV
(310) 964-4683

DIRECTV Increases SKY Brasil Ownership Stake
In Cash for Stock Transaction with Globo

World’s Most Popular Video Service
Now Owns 93 Percent of SKY Brasil

EL SEGUNDO, Calif., Dec. 16, 2010 – DIRECTV, through its DIRECTV Latin America subsidiary, has completed a $604.8 million cash for stock transaction with Globo Comunicação e Participações S.A., or Globo, bringing DIRECTV’s ownership of SKY Brasil to approximately 93 percent.  Globo owns the remaining 7 percent.
DIRECTV, which had a 74 percent stake in SKY Brasil, acquired 178,830,000 shares, or 18.9 percent of SKY Brasil, from Globo and its affiliates, paying in cash from existing cash balances.  Globo will continue to provide its programming to SKY under pre-existing agreements.
The transaction announced today resulted from the 2004 Exchange Agreement among Globo and the other equity holders of SKY Brasil.  Globo notified DIRECTV that it would exercise its right to exchange the shares in June of this year.
Under the Exchange Agreement, Globo retains the right, until January 2014, to exchange all of its remaining equity interests in SKY Brasil.

About DIRECTV
DIRECTV (NASDAQ: DTV) is the world's most popular video service delivering state-of-the-art technology, unmatched programming, the most comprehensive sports packages available and industry leading customer service to its more than 27.6 million customers in the U.S. and Latin America. In the U.S., DIRECTV offers its 19.1 million customers access to 160 HD channels and Dolby-Digital(R) 5.1 theater-quality sound (when available), access to exclusive sports programming such as NFL SUNDAY TICKET(TM), award winning technology like its DIRECTV(R) DVR Scheduler and higher customer satisfaction than the leading cable companies for 10 years running. DIRECTV Latin America, through its subsidiaries and affiliated companies in Brazil, Mexico, Argentina, Venezuela, Colombia, and other Latin American countries, leads the pay-TV category in technology, programming and service, delivering an unrivaled digital television experience to 8.5 million customers. DIRECTV sports and entertainment properties include three Regional Sports Networks (Northwest, Rocky Mountain and Pittsburgh) as well as a 65 percent interest in Game Show Network. For the most up-to-date information on DIRECTV, please call 1-800-DIRECTV or visit directv.com.
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